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                     July 16, 2021

       Michael Fleisher
       Chief Financial Officer
       Wayfair Inc.
       4 Copley Place
       Boston, MA 02116

                                                        Re: Wayfair Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            Form 8-K Furnished
February 25, 2021
                                                            File No. 001-36666

       Dear Mr. Fleisher:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services